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                                                                 EXHIBIT 10.23.1

                            SEROLOGICALS CORPORATION
                            780 PARK NORTH BOULEVARD
                                    SUITE 110
                            CLARKSTON, GEORGIA 30021

                                          April 18, 2000


Desmond H. O'Connell, Jr.
971 South Lagoon Lane
Mantoloking, New Jersey 08738

Dear Desmond:

                  Reference is hereby made to the letter agreement between you and Serologicals Corporation (the "Corporation") dated November 12, 1999 (the "Letter Agreement"). In consideration of your agreeing to continue to serve as President and Chief Executive Officer of the Corporation on an interim basis at the pleasure of the Board of Directors on the terms and conditions outlined in the Letter Agreement (including but not limited to the per diem compensation and the expense reimbursement), you are hereby granted Options to purchase thirty-seven thousand five hundred (37,500) shares of the Corporation's common stock ($.01 par value) at an initial exercise price equal to $4.6875 (the fair market value as of the close of business on the date hereof). The Options shall have a term of six (6) years. Twelve thousand five hundred (12,500) of the Options shall vest on the date hereof and twelve thousand five hundred (12,500) Options shall vest on each of May 10, 2000 and June 10, 2000, provided that you are serving on the date of such vesting as President and Chief Executive Officer of the Corporation; and provided, further, that in the event of the termination of your employment for any reason (including the hiring of a permanent Chief Executive Officer) prior to any vesting dates, any unvested Options shall expire. Such Options shall be issued pursuant to a stock option agreement entered into by you and the Corporation and shall be subject to all other terms and conditions contained in the Corporation's Amended and Restated 1994 Omnibus Incentive Plan, including a provision providing for acceleration of the vesting of these Options upon "change in control".

                  This letter is to be governed by and interpreted in accordance with the laws of the State of Georgia applicable to agreements made and to be performed within that State except otherwise provided herein.

                  If any provision of this letter shall be determined to be invalid, illegal or unenforceable in whole or in part, all other provisions hereof shall remain in full force and effect to the fullest extent permitted by law.
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                  The Corporation advises you that it is not providing legal advice in connection with your acceptance and execution hereof and that, if you so elect, you should consult with an attorney prior to such execution.

                  Please indicate your acceptance of this extension offer by signing in the space provided below.

                                      Very truly yours,



                                       /s/ Lawrence E. Tilton
                                      ---------------------------------------
                                      Name:  Lawrence E. Tilton
                                      Title: Chairman, Compensation Committee

ACKNOWLEDGED AND AGREED:



 /s/ Desmond H. O'Connell, Jr.
-----------------------------------
Name: Desmond H. O'Connell, Jr.